Exhibit 99.1

CEDC Previews 3rd Quarter Performance; Reconfirms 2008 Sales and Fully Diluted EPS Guidance

Bala Cynwyd, Pennsylvania October 27, 2008: Central European Distribution Corporation (NASDAQ: CEDC) today announced that it expects third quarter 2008 net sales revenue to be between $450 million and $455 million, representing growth of approximately 50% as compared to the third quarter 2007. These strong trends are highlighted by organic growth in Poland of approximately 7% and over 25% in Russia. The Company expects to see the strongest brands getting stronger in this consolidating environment, especially in the Russian market where its brand Green Mark, the number one brand in Russia in terms of volume and value was up over 40% in volume terms in the third quarter 2008. The Company’s premium vodka brands which include Parliament (volume growth over 20%) and Bols (volume growth over 15%) have continued to not only out perform the market for vodka brands in Russia and Poland but also accelerating gross margins which are estimated to be between 25% to 26% for the 3rd quarter 2008, as compared to 20.6% in the 3rd quarter 2007.

William Carey, President and CEO commented, “We expect to see faster consolidation in the Russian market where we believe our market leading brands will gain considerable market share during this period as we anticipate weaker producers and brands have difficulty in maintaining their current market position. This market environment is very similar to what we faced in Poland in the years from 2000 to 2002, where market leading brands gained considerable share.”

William Carey, President and CEO continued, “Even though global economic growth has slowed recently, the Polish and Russian economies continue to outperform most global economies. The Polish and Russian economies continue to have strong 2008 projected GDP growth of 5.2% and 7.0% respectively and 2009 projected GDP growth of 3.76% and 5.5% respectively. We have not seen any material slow down in our payment cycles in Russia or Poland to date, and we believe our market leading brands in these markets provide us with significant negotiating leverage.”

Chris Biedermann, CFO, commented, “Our leverage ratios remain in line with our internal targets of pro forma net debt to EBITDA of 3.0 to 3.5 and have a continued strong cash position of approximately $90 million as of the end of the third quarter of 2008. The majority of our debt is long term, with maturities in 2012 and 2013, and we are in advanced discussions regarding the financing of our short term facilities due next year.”

The company announces that it is also reconfirming full year 2008 net sales guidance of $1.65-$1.80 billion and full year comparable fully diluted earnings per share guidance of $2.75-$2.95. This guidance takes into account current exchange rates as well as our expectation of continued strong underlying business performance.

Full details of the results of the 3rd quarter results as well as additional updates of our business activities will be discussed on our upcoming earnings call scheduled for November 6th, 2008.

CEDC has reported net income and fully diluted net income per share guidance in accordance on a non-GAAP basis, referred to in this release as comparable non-GAAP net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results and guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

In addition, net debt and our target Net debt to EBITDA are non-GAAP measures, which CEDC management uses as measurements of our liquidity position. Net debt consists of our bank loans, current and non-current portions of our long term debt and senior secured notes, net of cash and cash equivalents (in each case as determined in accordance with GAAP). Net debt to EBITDA is net debt divided by our earnings before interest, foreign exchange gains and losses, taxes, depreciation and amortization for the preceding four quarters. CEDC management believes that presenting our target for these measures provides useful information to investors regarding our anticipated liquidity position because it enhances their ability to understand our management’s overall target for our debt position. Our calculation of these measures may not be the same as similarly named measures presented by other companies. These target measures are not presented as an alternative to cash flow or total indebtedness computed in accordance with GAAP as liquidity measures.

CEDC has provided forecasted GDP growth information which has been sourced from the World Economic Outlook Database, October 2008, from the International Monetary Fund.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world, including the United States, England, France and Japan. CEDC also produces and distributes Royal Vodka, the top selling vodka in Hungary, and produces Parliament Vodka, the leading premium vodka in Russia.

CEDC also is the leading national distributor of alcoholic beverages in Poland by value, and a leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Guinness, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2007, and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except share and per share information)

Full Year Guidance, 12 Months Ending December 31,	2008
Range for GAAP Fully Diluted Earnings per Share	$3.42
$3.62

A. Foreign exchange impact related to outstanding Senior Notes	(0.76)
B. Other acquisition related costs	0.02
C. Cost associated with early retirement of debt	0.01
D. Impact of expensing stock options	0.03
E. Other non-recurring items	0.03

Range for Comparable non-GAAP Fully Diluted Earnings per Share	$2.75
$2.95

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate ongoing financial performance. Descriptions of these items are presented below:

A.	Represents the net after tax impact of the foreign currency revaluation related to our Senior Secured Notes and Senior Convertible Notes as these borrowings have been pushed down to entities that have the Polish Zloty as the functional currency. The impact of foreign exchange revaluation will change, which may have a material effect on our financial results.

B.	Represents pre-acquisition financing costs related to the Parliament acquisition in 2008.

C.	Represents the net after tax costs associated with retirement of $14 million of the Senior Secured Notes in 2008.

D.	On January 1, 2006 CEDC adopted SFAS 123(R) and began to expense stock options. This amount represents the net after tax impact of the expensing of stock options.

E.

On June 30, 2008, CEDC terminated operations of the German import business acquired as part of the Parliament acquisition and in July 2008, moved all German import operations to a 3rd party importer. The $1.461 million represents the net loss incurred by the discontinued operation for the 3 months ended June 30, 2008.